UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2011

ARTESIAN RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-18516	51-0002090
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

664 Churchmans Road, Newark, Delaware	19702
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	302-453-6900

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 Other Events.

On June 21, 2011, the Maryland Court of Appeals issued a decision holding that Maryland law does not prohibit Cecil County from entering into several asset purchase agreements (the “Purchase Agreements”) with Artesian Water Maryland, Inc. (“Artesian Water”) and Artesian Wastewater Maryland, Inc. (“Artesian Wastewater”).  Under the Purchase Agreements, Cecil County agreed to sell and transfer to Artesian Water all of its rights, title and interest in and to the Meadowview, Pine Hills, Harbourview and Route 7 water facilities and the associated parcels of real property, easement rights and water transmission and distribution systems, and to sell and transfer to Artesian Wastewater certain county wastewater systems in Meadowview, Cherry Hill, Harbourview and The Highlands (collectively, the “Assets”).  The decision enables Artesian Water and Artesian Wastewater to proceed with consummating the transactions contemplated by the Purchase Agreements.  The closing of the transactions contemplated by the Purchase Agreements remains subject to receipt of approval of the transactions by the Maryland Public Service Commission.

In October 2008, Artesian Water and Cecil County signed the Purchase Agreements.  In response to Cecil County’s entering into the Purchase Agreements, the Appleton Regional Community Alliance (the “Appleton Alliance”) filed a petition with the Circuit Court of Cecil County, Maryland (the “Circuit Court”), in opposition to the transactions on the grounds that Cecil County was prohibited by Maryland law from selling the Assets.  The Circuit Court decided in favor of Cecil County on April 30, 2009.  On August 19, 2009, the Appleton Alliance filed an appeal of the Circuit Court’s decision with the Maryland Court of Special Appeals.  Upon the request of Cecil County, which was not opposed by the Appleton Alliance, the matter was moved to the Maryland Court of Appeals, where it was heard on June 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTESIAN RESOURCES CORPORATION
Date: June 22, 2011	By: /s/ David B. Spacht
David B. Spacht
Chief Financial Officer